Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
GATX CORPORATION

Under Section 807 of the Business Corporation Law

We, the undersigned, Deborah A. Golden and Peter J. Falconer, being respectively, Executive Vice President, General Counsel and Secretary and an Assistant Secretary of GATX Corporation, hereby certify:
1.     The name of the corporation is GATX Corporation. The name under which the corporation was formed is General American Tank Car Corporation.
2.     The Certificate of Incorporation of the corporation was filed with the Department of State on July 5, 1916.
3.     The text of the Certificate of Incorporation, as amended heretofore, is hereby restated without further amendments or changes to read as herein set forth in full:

CERTIFICATE OF INCORPORATION
OF
GATX CORPORATION

FIRST: The name of the corporation is GATX Corporation.

SECOND: The purposes for which it is formed are as follows:

A.    To manufacture, build, construct, fabricate, compound, assemble, rebuild, reconstruct, repair, or otherwise produce or maintain, to design, invent, improve, or otherwise create and develop, to purchase, lease, or otherwise acquire, to own, occupy, maintain, possess, or otherwise hold, to use, invest in, trade in, deal in and deal with, to sell, lease, furnish, operate, mortgage, pledge, convey, assign, transfer, or otherwise distribute, realize upon or dispose of railroad cars and rolling stock of any kind, character or nature whatsoever, automobiles, motor coaches, motor busses, trucks, tractors, vans, trailers, and other vehicles of any kind, character or nature whatsoever, airplanes, airships, dirigibles, balloons, helicopters, gliders, tow planes, sail planes, and other aircraft of any kind, character or nature whatsoever, whether heavier or lighter than air, boats, ships, vessels and other water craft of any kind, character or nature whatsoever, and every other means, vehicles and devices of any kind, character or nature whatsoever of or for transportation and navigation upon, over, in or through land, water or air, and any and all parts thereof and materials therefor, including machinery, engines, machines, motors, equipment, appliances, instruments, devices, supplies, tools and accessories of every kind, character or nature whatsoever, relating to or used or useful in connection with transportation or navigation, or relating to or used or useful in connection with any means, vehicles and devices of transportation or navigation upon, over, in or through land, water or air, but not to operate a railroad.

B.    To manufacture, build, construct, fabricate, forge, form, compound, assemble, rebuild, reconstruct, repair, or otherwise produce or maintain, to design, invent, improve, or otherwise create and develop, to purchase, lease, or otherwise acquire, to own, possess, or otherwise hold, to use, operate, invest in, trade in, deal in and with, to sell, lease, mortgage, pledge, convey, assign, transfer, or otherwise distribute, realize upon or dispose of machinery, engines, machines, motors, equipment, appliances, instruments, devices, supplies, tools, and machine and machinery accessories, of any kind, character or nature whatsoever.

C.    To manufacture, construct, erect, design, assemble and install, to purchase, lease or otherwise acquire, to repair, alter, change, service, use and operate, to sell, handle, distribute, lease, market, or otherwise dispose of, to contract for and license the sale, purchase and use of, and generally to trade and deal in and with, warm or cold air conditioning, air changing, precooling, icing, freezing and refrigerating fixtures, machines, apparatus, machinery, appliances, devices and equipment of every kind and description, and refrigerators, heaters, ventilators, coolers and apparatus, fixtures, machines, appliances, machinery, devices and equipment of all kinds for cooling, precooling, refrigerating, ventilating, heating and regulating temperatures in railroad and other cars, vehicles of all kinds, warehouses, storage plants, buildings, structures, and enclosed spaces of every kind and character.

D.    To manufacture, produce, cut, purchase or otherwise acquire, store, sell, handle, distribute, and generally deal in and with natural and/or artificial ice for any and all purposes; and to furnish refrigeration and cold storage services and facilities of all kinds.

E.    To engage in, conduct and carry on the business of refrigerating, ventilating, heating, mechanical and/or electrical contractors.

F.    To manufacture, build, construct, fabricate, compound, assemble, rebuild, reconstruct, repair, or otherwise produce or maintain, to design, invent, improve, or otherwise create and develop, to purchase, lease, or otherwise acquire, to own, possess, or otherwise hold, to use, operate, invest in, trade in, deal in and with, to sell, lease, mortgage, pledge, convey, assign, transfer, or otherwise distribute, realize upon or dispose of plastics of any kind, character or nature whatsoever, and all materials of any kind, character or nature whatsoever, commonly known as plastics, including bitumens and caseins, cellulose, and natural and synthetic resins, and all other similar materials, products and by-products, and all articles and products made from or composed, in whole or in part, of plastics or plastic materials.

G.    To manufacture, fabricate, compound, or otherwise produce, to design, invent, improve, or otherwise create and develop, to purchase, lease, or otherwise acquire, to own, possess, or otherwise hold, to use, operate, invest in, trade in, deal in and deal with, to sell, lease, mortgage, pledge, convey, assign, transfer, or otherwise distribute, realize upon or dispose of all textiles and fabrics of any kind, character or nature whatsoever, and all materials of any kind, character or nature whatsoever, commonly known as textiles or fabrics and all other similar materials, products and by-products and all articles and products made from or composed, in whole or in part, of textiles, fabrics or textile or fabric materials.

H.    To build, make, erect, construct, rebuild, reconstruct, assemble, purchase, lease or otherwise acquire, to own, occupy, establish, maintain, operate, improve or otherwise hold or use, to invest in, trade in, deal in, deal with, sell, lease, mortgage, pledge, convey, assign, transfer, or otherwise realize upon or dispose of warehouses, storage tanks, buildings, docks, wharves, water craft, freight terminals and freight terminal facilities, piers, terminal warehouses and storage tanks, terminal ways and terminal stations, and other adjunct facilities and equipment, incident or related to, or necessary, useful, suitable or advisable in connection with the storage or warehousing of personal property of any kind, character or nature.

I.    To lease, furnish and operate airplanes, airships, dirigibles, gliders, tow planes, sail planes, and other aircraft of any kind, character or nature whatsoever, to carry and to transport persons, animals, mail, chattels, merchandise, freight and all other property of any kind, character or nature whatsoever by airplanes, airships, dirigibles, balloons, helicopters, gliders, tow planes, sail planes, and other aircraft of any kind, character or nature whatsoever, whether heavier or lighter than air, and to establish, maintain, conduct and operate air lines and other transport service for the transportation of passengers, mail, merchandise, freight and all other property of any kind, character or nature whatsoever by air, including transportation by other means on land or water between flying fields, stations and terminals, suitable or incident to, or necessary, or used or useful in the carrying on of a general airborne passenger and freight transportation business.

J.    To operate, wholly outside the State of New York, automobiles, motor coaches, motor busses, trucks, tractors, vans, trailers, and other motor propelled or motor drawn land vehicles of any kind, character or nature whatsoever, to carry and transport, wholly outside the State of New York, persons, animals, mail, chattels, merchandise, freight and all other property of any kind, character or nature whatsoever by automobiles, motor coaches, motor busses, trucks, tractors, vans, trailers, and other vehicles of any kind, character or nature whatsoever, and to establish, maintain, conduct and operate, wholly outside the State of New York, automobile, motor coach, motor bus, truck, van and trailer lines and other transport service for the transportation of passengers, mail, merchandise, freight and all other property of any kind, character or nature by vehicles of any kind, character or nature whatsoever, including transportation by other means on land, water or air between stations, terminals, fields and garages, suitable or incident to, or necessary, or used or useful in the carrying on of a general automotive passenger and freight transportation business.

K.    To build, make, erect, construct, rebuild, reconstruct, assemble, purchase, lease or otherwise acquire, to own, possess, occupy, establish, maintain, operate, improve or otherwise hold or use, to invest in, trade in, deal in, deal with, sell, lease, mortgage, pledge, convey, assign, transfer, or otherwise realize upon or dispose of buildings, plants, factories, foundries, service stations, structures, laboratories, machine shops, mills, warehouses, offices, houses, works, terminals, garages, depots, docks, wharves, airports, hangars, flying fields and other facilities and equipment and all other property and things of whatsoever kind, character or nature, real, personal or mixed, tangible or intangible, incident or related to, or necessary, useful, suitable or advisable in connection with any of the business, objects or purposes of this corporation, in the

State of New York and in any of the states, territories, colonies, federal districts, mandates, or protectorates of the United States of America and in any and all foreign states or countries.

L.    To manufacture, purchase, lease, or otherwise acquire, to own, occupy, maintain, possess or otherwise hold, to sell, lease, mortgage, pledge, convey, assign, transfer, or otherwise realize upon or dispose of, to invest in, trade in, use, operate and generally to deal in and with goods, wares and merchandise and real and personal property of any kind, character, nature, class and description and any interests or rights therein or in respect thereto.

M.    To apply for, obtain, register, purchase, acquire, hold, use, manufacture under, own, operate, develop, exploit, and to sell, grant, assign, transfer, lease, convey, mortgage, pledge, or otherwise realize upon or dispose of, letters patent of the United States of America or of any foreign country, and any and all patent rights, patent applications, licenses, assignments, privileges, processes, inventions, devices, improvements, formulae, designs, copyrights, trademarks, trade names, trade rights, and any and all rights, territorial or otherwise, thereunder, and any and all interest in or in respect to any of them relating to, or useful in connection with, any of the objects or purposes of the corporation; and to use, exercise, experiment upon, compound, test and develop the value or usefulness of, grant licenses in respect of, or otherwise turn to account any patent, invention, process, contrivance, device, trademark, trade name, trade right, license, formula or design acquired or useful for the purposes, objects or business of the corporation.

N.    Subject to the restrictions or limitations imposed by law, to purchase or otherwise acquire, hold, own, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of shares of the capital stock, bonds, obligations and other securities and evidences of indebtedness of other corporations, domestic or foreign, and the good will, rights, assets and property of any and every kind, or any part thereof, of any person, firm, association or corporation, domestic or foreign, and if desirable, to issue in exchange or payment therefor, stock, bonds, debentures, or other obligations of this corporation, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation, domestic or foreign, and while the owner of shares of the capital stock, bonds, obligations and other securities and evidences of indebtedness of other corporations, to exercise all the rights, powers and privileges of ownership, including the power to vote thereunder; and for any and all lawful purposes in the course of the transaction of the business and affairs of this corporation, to acquire real and personal property, rights and interests of every nature and description.

O.    To make any guaranty respecting dividends, shares of stock, bonds, debentures, contracts, notes or other obligations or evidences of indebtedness to the extent that such power may be exercised by corporations under the Business Corporation Law.

P.    To issue shares of capital stock, and notes, bonds, debentures, equipment trust certificates or other obligations or evidences of indebtedness of this corporation in payment for property purchased or otherwise acquired by the corporation or for any of the objects or purposes of the corporation and, if desirable, to secure the same by mortgage, pledge, deed of trust, or otherwise.
Q.    Subject to the restrictions or limitations imposed by law, to issue, to purchase or otherwise acquire, to hold, sell, pledge, transfer or otherwise dispose of, and to reduce or retire shares of its own capital stock.

R.    To have one or more offices, to carry on all or any of its operations and business and without restriction and limit as to amount, to purchase, or otherwise acquire, own, hold, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the states, territories, federal districts, mandates, or protectorates of the United States of America and in any and all foreign states and countries subject to the laws of said states, territories, districts, mandates, protectorates or foreign states or countries.

S.    The business or purpose of the corporation is from time to time to do any one or more of the acts or things herein set forth, and it may conduct such business and all of its branches, or any part thereof, within the State of New York, except as limited herein, and outside the State of New York and in any other states, territories, federal districts, mandates, and protectorates of the United States of America, and in any and all foreign states and countries.

T.    To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinbefore set forth, either alone or associated with other corporations, firms or individuals, and to do any other act or acts, thing or things, incidental or pertaining to or growing out of or connected with the aforesaid businesses, purposes, objects or powers, or any part or parts thereof, provided the same be not inconsistent with the laws of New York applicable thereto; to engage in any business of whatever kind, character or nature which corporations organized under and pursuant to the Business Corporation Law of the State of New York may lawfully engage in, and to have and exercise all of the powers conferred upon it by the laws of New York applicable to this corporation, and to do any and all of the things hereinabove set forth to the same extent as natural persons might or could do.

U.    The foregoing clauses shall be construed both as objects and powers, and the matters expressed in each clause shall, except as otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, or by reason of its relative position herein; nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed; and the matters expressed in each clause shall be regarded as independent objects and powers, and the enumeration of specific objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the objects or powers, general or specific, of this corporation, but it shall be held to be in the furtherance of and in addition to the other objects and powers enumerated herein and to the other powers conferred by the Amended Certificate of Incorporation of this corporation, and by the laws of the State of New York upon corporations organized under the provisions of the Business Corporation Law; provided, however, that nothing herein contained shall be construed to authorize this corporation to engage in the business of a moneyed corporation or of any corporation which may only be formed under or pursuant to the Banking Law, the Insurance Law, the Railroad Law, or the Transportation Corporation Law of the State of New York.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 120,000,000 shares of Common Stock, of the par value of 62-1/2¢ each, and 5,000,000 shares of Preferred Stock, of the par value of $1 each.

The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby authorized to cause the shares of Preferred Stock to be issued in one or more series and to fix before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. No holder of any share or shares of any series of the Preferred Stock of the corporation shall have any right to purchase or subscribe to any shares of any class of stock of the corporation issued or sold, whether now or hereafter authorized, or to any obligations convertible into, or exchangeable for, shares of stock of the corporation of any class, issued or sold, or to any stock of the corporation purchased by the corporation or by its nominee or nominees. The authority of the Board of Directors with respect to each series shall include, without limitation thereof, the determination of all of the following, and the shares of each series may vary from the shares of any other series in any and all of the following respects:

        (1)    The number of shares constituting such series, and the designation thereof to distinguish the shares of such series from the shares of all other series;

        (2)    The annual dividend rate on the shares of such series, whether such dividends are payable in installments and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

(3)    The preference, if any, of the shares of such series in the event of any voluntary or involuntary liquidation or dissolution of the corporation;

(4)    The voting rights, if any, of the shares of such series, in addition to the voting rights prescribed by law, and the terms and conditions of exercise of any such voting rights;

(5)    The redemption price or prices, if any, of the shares of such series, and the terms and conditions of any such redemption;

(6)    The right, if any, of the shares of such series to be converted into shares of any other series or class, and the terms and conditions of any such conversion; and

(7) Any other relative rights, preferences and limitations of the shares of such series.

    FOURTH:
A.    Each holder of the Common Stock of the corporation shall, in all matters, be entitled to one vote for each share of Common Stock owned by him.

B.    No holder of any share or shares of the Common Stock of the corporation shall have any right to purchase or subscribe to any shares of any class of stock of the corporation issued or sold, whether now or hereafter authorized, or to any obligations convertible into, or exchangeable for, shares of stock of the corporation of any class, issued or sold, or to any stock of the corporation purchased by the corporation or by its nominee or nominees.

C.    Common Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of stock heretofore issued, the total number of shares of Common Stock hereinabove authorized, and for such lawful consideration, but not less than the par value thereof, as shall be fixed from time to time by the Board of Directors.

FIFTH: The office of said corporation is to be located in the Borough of Manhattan, City, County and State of New York. The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process in any action or proceeding against it may be served within the State of New York. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o The Prentice-Hall Corporation System, Inc., 80 State Street, Albany, New York 12207-2543. The name and the address of the registered agent of the corporation are The Prentice-Hall Corporation System, Inc., 80 State Street, Albany, New York 12207-2543. Said registered agent is to be the agent upon which process against the corporation may be served.

    SIXTH: The duration of the corporation is to be perpetual.

SEVENTH: The number of directors of this corporation shall be not less than three (3) nor more than twenty-one (21).

EIGHTH: The directors may from time to time set apart from the earnings of the corporation an amount to be determined by them as necessary working capital and as a reservation or surplus fund before declaring dividends, from time to time, on the Common Stock.
The by-laws of the corporation may provide for the appointment of an Executive Committee of the Board of Directors, which Committee to the extent provided in the by-laws of the corporation and so far as may be permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation during the intervals between meetings of the Board of Directors.

NINTH: To the fullest extent permitted by the New York Business Corporation Law, as presently in effect or hereinafter amended, directors of the Corporation shall have no personal liability to the Corporation or to its stockholders for damages for any breach of duty in the directors’ capacity as such, provided that the foregoing shall not eliminate or limit: (a) the liability of any director if a judgment or final adjudication adverse to him establishes that his acts or omissions were in bad-faith or involved intentional misconduct or knowing violation of the law or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law or any successor thereto, or (b) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

4.    This Restatement of the Certificate of Incorporation was authorized by the corporation’s Board of Directors pursuant to Section 807(a) of the Business Corporation Law.

IN WITNESS WHEREOF, we have signed this certificate on the 22nd day of October, 2013.

/s/ Deborah A. Golden
Deborah A. Golden
Executive Vice President, General Counsel and Secretary

/s/ Peter J. Falconer
Peter J. Falconer
Assistant Secretary

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)

DEBORAH A. GOLDEN and PETER J. FALCONER, being first duly sworn, depose and say that they are, respectively, Executive Vice President, General Counsel and Secretary of GATX Corporation and Assistant Secretary of GATX Corporation, that they have read the foregoing certificate and know the contents thereof and that the statements therein contained are true.

/s/ Deborah A. Golden
Deborah A. Golden

/s/ Peter J. Falconer
Peter J. Falconer
SWORN TO BEFORE ME
This 22nd day of October 2013.

/s/ Lisa M. Ibarra
Notary Public